Exhibit 10.1
Note: Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information has been excluded from this exhibit because it is both not material and is the type that Dollar Tree, Inc. treats as private or confidential. Such information is marked in the exhibit with an asterisk [*].
Executive Agreement
    This Executive Agreement is made and entered into by [NAME] (“Executive”) and Dollar Tree, Inc. and each of its subsidiaries (collectively, the “Company”). The Executive and the Company hereby agree as follows:
1.    Effective Date. This Executive Agreement (the “Agreement”) shall become effective on [DATE], (the “Effective Date”).

2.    Covenants. The following covenants are several and survive the termination of the other provisions of this Agreement and survive the termination of Executive’s employment for any reason (the final day of Executive’s employment with the Company is the “Separation Date”), whether or not Executive receives severance under this Agreement.

a.    Confidential Information. Executive understands and acknowledges that during the course of Executive’s employment by the Company, Executive will have access to and learn about Confidential Information belonging to the Company.
For purposes of this Agreement, "Confidential Information" is all information not generally known to the public and developed or maintained by the Company or its agents in spoken, printed, electronic or any other form or medium, relating directly or indirectly to the Company’s: business processes, practices, methods, policies, plans, operations, strategies, agreements, contracts, transactions, potential transactions, know-how, trade secrets, intellectual property, works-in-process, databases, systems, vendor and supplier information, financial information, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, personnel information, market studies, sales information, revenue, costs, customer information, manufacturing information, transportation and logistics information, and factory lists of the Company or of any other person or entity that has entrusted information to the Company in confidence.
Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating and developing its vendor base, increasing its customer base, expanding the number of geographic markets in which it operates, training its executives, developing best operational practices, and negotiating highly competitive prices in the discount retail sector so as to provide the best value possible to its customers. Executive understands and acknowledges that as a result of these ongoing efforts, the Company has created, and continues to use and create, Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace, and it is essential to the Company’s success moving forward.

Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive, provided that such disclosure is through no direct or indirect fault of Executive or anyone acting on Executive’s behalf.

i.    Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other executives and employees of the Company not having a need to know such information); (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Executive’s authorized employment duties to the Company or with the prior consent of Executive’s supervisor; and (iv) to immediately return and not retain, in any form, any such Confidential Information upon the Separation Date. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid subpoena or order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or subpoena/order. Executive shall promptly provide written notice of any such order to the Company’s Chief Legal Officer, if permitted by law to do so.

Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive’s first having access to such Confidential Information and shall continue during and after Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

ii.    Whistleblower Protection and Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement or any other agreement or Company policy, Executive will not be held liable under this Agreement or any other agreement or Company policy or any federal or state trade secret law for any disclosure of a trade secret or other Confidential Information that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

b.    Covenant Not to Compete.

i.    Acknowledgment. Executive understands that the senior nature of Executive’s position gives Executive access to and knowledge of Confidential Information and places Executive in a position of trust and confidence with the Company and, further, that the improper use or disclosure by Executive of Confidential Information is likely to result in unfair or unlawful competitive activity that would substantially harm the Company. Executive understands and acknowledges that Executive’s experience and expertise relating to the business of a retailer are unique and specialized, and that the Company’s ability to reserve these talents for the exclusive knowledge and use of the Company during Executive’s employment and for a reasonable period thereafter is of great competitive importance and commercial value to the Company.

ii.    Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive herein, during Executive’s employment and for a [*] period beginning on the Separation Date, Executive agrees and covenants that Executive will not engage in any Prohibited Activity (as defined below) [*] for a Competitor (as defined below) [*]. This restrictive covenant applies whether Executive’s employment is terminated by Executive or by the Company for any reason or no reason.
1.    For purposes of this non-compete, "Prohibited Activity" is [*].
2.    A “Competitor” is defined as [*].
3.    “Discount Retail Chain” is defined as [*].
4.    “Restricted Area” is defined as [*].

iii. Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

c.    Non-Piracy of Company Executives. Executive agrees and covenants that, for a period of [*] from the Separation Date, Executive shall not directly or indirectly solicit, hire, recruit, or attempt to hire or recruit, any Company Executive, or induce the termination of employment of any Company Executive. “Company Executive” means any person who at the time of, or within three months immediately prior to, the solicitation, hiring, recruitment, or inducement, was employed by the Company at a Director-level or more senior position. The types of communication prohibited by this provision explicitly include all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, where the purpose of or reasonably anticipated impact or consequence of the communication would be to solicit, hire or recruit such person. For the avoidance of doubt, this restriction applies regardless of whether the Executive or the Company Executive initiated the first communication.

d.    Non-Disparagement. Executive agrees and covenants that, during Executive’s employment and for a period of [*] after the Separation Date, Executive will not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, or any of its executives, directors, and officers. This Section does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to Executive's right to make a complaint or charge with or respond to an inquiry from any government agency, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.

e.    Acknowledgment. Executive acknowledges and agrees that the services Executive will render to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and logistical, operational, merchandising and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Company.

Executive affirms that Executive will not be subject to undue hardship or an unreasonable restraint on Executive’s ability to earn a livelihood by reason of Executive’s full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time.

Executive’s obligations under each of Sections 2(a)(i), 2(b)(ii), 2(c), and 2(d) above are separable and independently enforceable of each other and of any legal obligations that may exist between the Company and Executive. The real or perceived existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or some other basis, will not alleviate Executive of Executive’s obligations under this Agreement and will not constitute a defense to the enforcement by the Company of the restrictions and covenants contained herein.

f.    Remedies. In the event of a breach or threatened breach by Executive of any of the restrictive covenants of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek (notwithstanding the Parties’ Mutual Agreement to Arbitrate Claims), in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief including without limitation a claim for disgorgement of any severance paid to Executive pursuant to Section 4 below.

3.    Termination of Employment. Executive's employment may be terminated by either the Company or the Executive at any time and for any reason, with or without prior notice, and without liability except as set forth herein.

4.    Severance Opportunity. Upon termination of Executive's employment by the Company without Cause or by Executive’s death or Disability, in addition to any accrued but unpaid base salary and any vested rights under any Company employee benefit plan, the Executive shall be entitled to receive the following severance benefits, receipt of which is subject to (a) Executive’s full and continued compliance with the covenants set forth in Section 2 of this Agreement; (b) Executive’s execution, and non-revocation, of a separation agreement containing a release of claims in favor of the Company, its affiliates, and their respective officers and directors, and other relevant provisions in a form provided by and acceptable to the Company, which release has become irrevocable not later than 30 days after the Separation Date (the "Release"); and (c) Executive’s agreement to forego any other severance payment to which Executive may be entitled under any other agreement with the Company:
a.    Continued Base Salary for twenty-four (24) months following the Separation Date, payable in equal installments in accordance with the Company’s normal payroll practices, which payments shall commence on the next scheduled payroll date after the Release has become irrevocable (“Salary Continuation Period”), with the first payment inclusive of any installment delayed pending the irrevocability of the Release. In the event Executive accepts an offer of employment or an offer to provide services in a consulting or other capacity during the Salary Continuation Period, Executive agrees to so inform the Company within three (3) business days, at which time Salary Continuation payments under this Section 4.a shall cease.
b.    If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), then during the Salary Continuation Period, Employee shall be required to pay the active employee rate for health insurance premiums and the Employer shall satisfy the remaining portion of the COBRA coverage. In the event Executive accepts an offer of employment or an offer to provide services in a consulting or other capacity during the Salary Continuation Period, Executive agrees to so inform the Company within three (3) business days, at which time the COBRA premium benefits under this Section 4.b shall cease. Executive shall be solely responsible for the tax consequences of any such premium benefits.

c.    The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Dollar Tree, Inc. Omnibus Incentive Plan or any other applicable plan or award agreement under which the equity awards were granted and nothing in this Agreement shall be construed as superseding the terms of any such plan or award.
d.    For purposes of this Agreement, "Disability" shall mean (i) Executive's inability, due to physical or mental incapacity, to perform the essential functions of Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days, or (ii) Executive’s entitlement to receive long-term disability benefits under the Company's long-term disability plan. Any question as to the existence of Executive's Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician selected by the Company, which determination shall be final and conclusive for all purposes of this Agreement.
e.    For purposes of this Agreement, “Cause” shall mean Executive’s: (i) failure to perform Executive’s duties (other than any such failure resulting from Disability); (ii) engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company; (iii) embezzlement, misappropriation, or fraud, whether or not related to Executive's employment with the Company; (iv) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (v) willful unauthorized disclosure of Confidential Information; (vi) breach of any material obligation under this Agreement; or (vii) failure to comply with material Company written policies or rules, as they may be in effect from time to time.
f.    The Company intends the amounts payable to Executive upon a termination of employment to be excepted from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent permissible and that each payment hereunder shall be treated as a separate payment for purposes of Section 409A of the Code. To the extent that any payment hereunder is subject to Section 409A of the Code, it shall be administered in compliance with the requirements thereof. To the extent required to avoid a violation of Section 409A of the Code, if the period between Executive’s termination of employment and the date on which the Release may become effective includes two calendar years, no payment under Section 4.a (or otherwise under this Agreement) shall be made until the second calendar year. Further, to the extent required to avoid a violation of Section 409A of the Code, if Executive is a “specified employee” under Code Section 409A(a)(2)(i) and the regulations promulgated thereunder on the date of Executive’s termination of employment, then any payment under this Agreement shall be accumulated and paid without interest to Executive on the first business day of the seventh month following the date of Executive’s termination of employment.
g.    Executive shall not be entitled to severance benefits if the Executive voluntarily resigns for any reason, including reasons that the Executive may assert constitute constructive discharge.

5.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought in accordance with the requirements of the Parties’ Mutual Agreement to Arbitrate Claims, or any other arbitration agreement between the Parties, except that the Company may seek temporary or permanent injunctive relief or other forms of immediate relief related to a breach by Executive of any of the covenants in this Agreement in the state or federal courts located in Wilmington, Delaware or Norfolk, Virginia.

6.    Entire Agreement. Unless specifically provided herein, this Agreement and the Mutual Agreement to Arbitrate Claims (or any other arbitration agreement between the Parties) contain all the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

7.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the Chief Executive Officer of the Company. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition.

8.    Severability. Should any provision of this Agreement be held by a court or arbitral authority of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court or arbitral authority is expressly authorized to modify any unenforceable provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement this __ day of __________, 202_.

EXECUTIVE	DOLLAR TREE, INC. and its subsidiaries

By:	By:
Name:	Name:
Title:	Title:

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